As filed with the Securities and Exchange Commission on November 27, 1996

                                                    Registration No. 333-_______

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                              BIOMUNE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                                        87-0380088
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                                David G. Derrick,
                                                Chief Executive Officer
                                                Biomune Systems, Inc.
    2401 South Foothill Drive                   2401 South Foothill Drive
    Salt Lake City, Utah  84109-1405            Salt Lake City, Utah 84109-1405
    (801) 466-3441                              (801) 466-3441

(Address, including zip code, and           (Name, address, including zip code,
telephone number, including                  and telephone number, including
area code, of registrant's principal         area code, of agent for service)
executive offices)


                         Copies to:Nolan S. Taylor, Esq.
                              Thomas R. Taylor Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              1000 Kearns Building
                              136 South Main Street
                         Salt Lake City, Utah 84101-1685
                                 (801) 320-6700


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                          Calculation of Registration Fee

                                                              Proposed Maximum         Proposed Maximum      Amount of
Title of Each Class of Securities to be     Amount to          Offering Price        Aggregate Offering    Registration
Registered                               be Registered(1)       Per Share(2)                   Price(2)        Fee

Common Stock,
    $0.0001 par value per share              8,613,841             $2.875              $24,764,793            $7,504.48
======================================  =================== =====================  ====================  ================

(1) This Registration Statement also covers an indeterminable number of additional shares of the Registrant's Common Stock as may be issuable at the time of conversion resulting from changes in the components of the conversion formula and the adjustment provisions concerning the conversion of the Registrant's Series C 8% Cumulative Convertible Non-Voting Preferred Stock, which securities are convertible into shares of the Registrant's Common Stock, and which shares of Common Stock are being registered hereby.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the final bid and asked prices for the Registrant's Common Stock on November 22, 1996, as reported on the NASDAQ SmallCap Market.

                           Exhibit Index is on Page 25
                                  Page 1 of 29


                                                         SUBJECT TO COMPLETION
                                                       DATED November __, 1996
PROSPECTUS

                              BIOMUNE SYSTEMS, INC.

                               8,613,841 Shares of
                                  Common Stock,
                           $0.0001 par value per share
                            -------------------------

This Prospectus relates to a total of 8,613,841 shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of Biomune Systems, Inc., a Nevada corporation (the "Company"), including: (i) 2,525,253 shares of Common Stock (which number of shares is based on the average closing bid prices of the Common Stock on November 13-15, 1996, and is subject to adjustment in accordance with the conversion formula described below) issuable upon the exercise by the holders of shares of the Company's Series C 8% Cumulative Convertible Non-Voting Preferred Stock, $0.0001 par value per share (the "Series C Preferred"), of the conversion right set forth in the Designation of Rights and Preferences related to the Series C Preferred (the "Series C Conversion Shares"); (ii) 5,300,588 shares of Common Stock issuable upon the exercise by holders of certain outstanding options and warrants issued pursuant to agreements that contain "piggyback" registration rights (the "Contract Warrant Shares"); and (iii) 788,000 shares of Common Stock that were issued as restricted shares of Common Stock pursuant to certain agreements that contain "piggyback" registration rights (the "Contract Restricted Shares"). The Series C Conversion Shares, the Contract Warrant Shares and the Contract Restricted Shares are, collectively, referred to herein as the "Shares." Each share of Series C Preferred may be converted at the holder's option into the number of shares of the Company's Common Stock determined by dividing $1,000 plus any per share accrued and unpaid regular or special dividends by an amount equal to the Market Price (as that term is defined below) less 25%; provided, however, that the discount from the Market Price shall be 20% for all shares of Series C Preferred converted by a holder prior to January 24, 1997. The applicable denominator in the formula set forth in the immediately preceding sentence shall be referred to herein as the "Conversion Factor". "Market Price" shall mean the average closing bid price of the Company's Common Stock for the three trading days immediately preceding the date of conversion, as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System or such other inter-dealer system as may list the Company's Common Stock. Notwithstanding the conversion provision regarding the Series C Preferred, a holder thereof may not at any time hold shares of the Company's Common Stock exceeding 4.9% of the total number of issued and outstanding shares of Common Stock. As a result of uncertainty as to the Market Price and Conversion Factor that may be applicable at the time of conversion and related adjustment provisions concerning the conversion of the Series C Preferred, this Prospectus also covers an indeterminable number of additional shares of the Company's Common Stock. See "Description of the Company's Capital Stock", below. Holders of the Series C Preferred must exercise their conversion right thereunder prior to the sale of the Series C Conversion Shares offered hereby. The Company will not receive any proceeds upon the conversion of shares of Series C Preferred into Series C Conversion Shares or upon the sale of the Series C Conversion Shares.

This Prospectus also relates to the offering from time to time of the Contract Warrant Shares following the exercise of the underlying options and warrants by the holders of certain options and warrants issued by the Company and of the Contract Restricted Shares by the holders of certain shares of the Company's restricted Common Stock. The restricted shares of Common Stock currently underlying the Contract Restricted Shares were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "1933 Act"). The Company will not receive any proceeds upon the sale of the Contract Restricted Shares. The Company will, however, receive the exercise price of the options and warrants underlying the Contract Warrant Shares upon the exercise thereof, but will not receive any of the proceeds from the sale of the Contract Warrant Shares. The exercise prices of the options and warrants that underlie the Contract Warrant Shares range from $1.67 to $4.00 per share. The Company will pay all costs and fees associated with the registration of the Shares under federal and state securities laws and the preparation and delivery of this Prospectus. No underwriting discounts or commissions are payable in connection with the issuance of the Shares.

                The date of this Prospectus is November ___, 1996



                     --------------------------------------

   An Investment in the Shares Offered Hereby Involves a High Degree of Risk.
     See "Risk Factors" for a Discussion of Certain Factors that Should be
                      Considered by Prospective Investors.
                     --------------------------------------


      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "BIME". On November 22, 1996, the average of the final bid and asked prices for the Company's Common Stock as reported on the NASDAQ SmallCap Market was $2.875 per share.

     The Shares may be sold from time to time directly by the holders thereof or by pledges, donees, transferees or other successors-in-interest to such security holders. Alternatively, the Shares may be offered from time to time by or through brokers or dealers who may act solely as agents or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place on the NASDAQ SmallCap Market, including block trades, ordinary broker's transactions, privately-negotiated transactions or through sales to one or more brokers or dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid in connection with such sales.

     No dealer, salesman or other person or entity has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person or entity. All information contained herein is as of the date of this Prospectus except as otherwise indicated. Neither the delivery of this Prospectus, nor any sale, distribution or resale made hereunder shall, under any circumstances, create any implication that there has been no change in the business or affairs of the Company or in the facts herein set forth since the date hereof or since the date otherwise indicated.

     Information contained herein is subject to completion or amendment. A Registration Statement (as that term is defined below) relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy any security other than the Shares, nor shall this Prospectus constitute an offer to or solicitation of any person or entity in any jurisdiction in which such offer or solicitation cannot be lawfully made.



                                TABLE OF CONTENTS
                                                                    PAGE

Available Information............................................... 4

Documents Incorporated by Reference................................. 4

The Company......................................................... 5

Recent Developments................................................. 5

Risk Factors........................................................ 7

Use of Proceeds.....................................................15

Selling Shareholders................................................15

Plan of Distribution................................................16

Description of the Company's Capital Stock..........................17

Experts.............................................................18

Legal Matters.......................................................18


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The Company's reports, proxy statements and other information filed with the Commission may also be inspected at the office of the National Association of Securities Dealers, Inc., 1733 K Street, N.W., Washington, DC 20006, on whose NASDAQ System the Company's Common Stock is listed for trading.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto) (collectively, the "Registration Statement") under the 1933 Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement. Each summary in this Prospectus or information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities of the Commission referenced above.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Michael G. Acton, Chief Financial Officer, Biomune Systems, Inc., 2401 South Foothill Drive, Salt Lake City, Utah 84109-1405, telephone number (801) 466- 3441.



                                   THE COMPANY

     The Company is a development stage biopharmaceutical and nutraceutical company that, along with its wholly owned subsidiary, Optim Nutrition, Inc. ("Optim"), is engaged primarily in the business of research, development, production and marketing of biologic pharmaceutical drug products and nutraceutical food supplements derived from the patented technology that is licensed to the Company (the "Technology"). The Company believes the Technology may produce immune enhancing protein and replicate the nutritional aspects of colostrum. Colostrum is the primary substance by which most mammals develop passive immunity. Nutraceutical products are food supplements that are derived from a food base and marketed as a beneficial source of nutrients to promote good health. The Company believes that the Technology may be utilized to develop products to treat various gastrointestinal and infectious diseases in humans and that products derived from the Technology may help increase the body's immune response. The Company also believes that certain products derived from the Technology may provide nutritional supplementation for certain individuals who are nutritionally deprived or immune stressed or compromised.

     The Company has filed Investigational New Drug Applications ("IND") with the United States Food and Drug Administration (the "FDA"), the United States government agency that regulates drugs for humans, on two biological pharmaceutical drug candidates developed from the Technology: BWPT-301(TM) (formerly known as Immuno-C), which the Company believes may prevent and/or treat cryptosporidiosis, a gastrointestinal disease caused by the cryptosporidium parvum (C. parvum) microorganism, which causes acute and severe diarrhea in humans; and BWPT-302(TM), which the Company believes may be used in the treatment of infection by the life-threatening bacteria, Escherichia coli, strain 0157:H7 ("E. coli, strain 0157:H7"), a disease that causes severe bloody diarrhea, and in children, a hemolytic uremic syndrome associated with a high risk of permanent kidney damage. The Company is currently conducting Phase II clinical trials on its BWPT-301(TM) drug candidate and plans to commence Phase II clinical trials on its BWPT-302(TM) drug candidate.

     Based upon data obtained from clinical trials and other studies involving BWPT-301(TM) and protein concentrate (the "Base Product") that suggest potential health-related nutritional benefits from the use of nutraceutical products developed utilizing the Technology, the Company, through Optim, developed and is now commercially marketing a nutraceutical product based on the Technology. Optimune(TM) is marketed to immune-compromised individuals who need nutritional supplementation for any number of reasons. The preliminary test marketing launch on Optimune(TM) commenced on June 17, 1996. Commercial Marketing of Optimune(TM) commenced on July 8, 1996.

     Through Biomune's other wholly owned subsidiary, Volu-Sol, Inc. ("Volu-Sol"), the Company is also engaged in the manufacture and distribution of medical diagnostic stains.

     In addition, the Company owns the rights to certain medical waste technologies consisting of (i) a device for the sterilization and decontamination of medical devices and wastes, (ii) a bioremediation process to detoxify and degrade hazardous substances and (iii) a device and process for the safe treatment of used medical stains. In May 1996, the Company granted a license to a third party, Biomed Patent Development, L.L.C., to use the technology related to the medical sterilization and decontamination device in return for certain royalties.


                               RECENT DEVELOPMENTS

     Amendment of Articles of Incorporation to Create Series C Preferred. On September 23, 1996 and November 27, 1996, the Company amended its Articles of Incorporation by filing a Designation of Rights and Preferences of Series C 8% Cumulative Convertible Non-Voting Preferred Stock (the "Series C Preferred") with the Nevada Secretary of State. The Designation of Rights and Preferences regarding the Series C Preferred allows for the issuance by the Company of up to 10,000 shares of Series C Preferred. Holders of shares of Series C Preferred are entitled to receive an annual dividend, after the dividends due and payable on the Company's Series A 10% Cumulative Convertible Preferred Stock (the "Series A Preferred"), Series B 10% Cumulative Convertible Non-Voting Preferred Stock (the "Series B Preferred"), and Series D 8% Cumulative Convertible Non-Voting Preferred Stock (the "Series D Preferred"), but prior and in preference to any declaration or payment of any dividends on the Company's Common Stock, at the rate of 8% per annum, or $80.00 for each share of Series C Preferred. In addition, the Series C Preferred is entitled to certain liquidation preferences, and each share of Series C Preferred is convertible into the number of shares of the Company's Common Stock, at the holder's option, determined by dividing $1,000 plus any per share accrued and unpaid regular or special dividends by an amount equal to the Market Price less 25%; provided, however, that the discount from the Market Price shall be 20% for all Shares converted by a holder prior to January 24, 1997. "Market Price" shall mean the average closing bid price of the Company's Common Stock for the three trading days immediately preceding the date of conversion, as reported by the NASDAQ System or such other inter-dealer system as may list the Company's Common Stock. The holders of Series C Preferred are not entitled to voting rights.

     Private Placement of Shares of Series C Preferred. By a Confidential Private Placement Memorandum dated September 24, 1996, as supplemented and amended by a Supplemental Confidential Private Placement Memorandum dated September 26, 1996 (collectively, the "Memorandum"), the Company offered and sold a total of 5,000 shares of its Series C Preferred at an offering price of $1,000 per share, representing total gross offering proceeds to the Company of $5 million. The Series C Preferred was offered and sold to one "accredited investor", as that term is defined in Rule 501(a) under the 1933 Act, pursuant to Section 4(2) of the 1933 Act and Regulation D promulgated thereunder. Accordingly, the Series C Preferred has not been and will not be registered under the 1933 Act.

     Agreement with Consolidated General Ltd. During October 1996, the Company entered into an agreement with Consolidated General Ltd. for financial advisory and investment banking services. The agreement is for an initial term of one year and obligates Consolidated General Ltd. to assist the Company in reviewing and evaluating (i) its financial condition and historical and projected financial results, (ii) its operations and business prospects, (iii) the condition of the industry and industry trends, as well as the Company's competitive position therein, and (iv) the expansion of the Company's financial markets and exposure to those markets. In consideration for those services, the Company issued Consolidated General Ltd. a total of 200,000 shares of its restricted Common Stock, which shares of Common Stock have "piggyback" registration rights beginning on the effective date of the agreement.

     Agreement with J.R. Axelrod & Company. During October 1996, the Company entered into an agreement with J.R. Axelrod and Company for investment advisory services and market advice. The agreement expires on September 30, 1997. During its term, this agreement obligates J.R. Axelrod & Company to assist in arranging for the services of investment advisors and market makers, and to provide financial market advice and participate in fund raising activities for the Company. In consideration for those services, the Company agreed to pay J.R. Axelrod & Company an aggregate of 180,000 shares of restricted Common Stock (45,000 shares quarterly) which shares of Common Stock have "piggyback" registration rights beginning on the effective date of the agreement.

     Agreement with Medifin Incorporated. During October 1996, the Company entered into an agreement with Medifin Incorporated for multi-level marketing and distribution services. The agreement expires on September 30, 1997. During its term, this agreement obligates Medifin Incorporated to assist the Company in setting up a multi-level marketing plan and product distribution system. In consideration for those services, the Company agreed to pay Medifin Incorporated an aggregate of 300,000 shares of restricted Common Stock (75,000 shares quarterly), which shares of Common Stock have "piggyback" registration rights beginning on the effective date of the agreement.

     Agreement with Paramount Marketing Corp. During October 1996, the Company entered into an agreement with Paramount Marketing Corp. for advisory services regarding multi-level marketing techniques. The agreement commenced on October 23, 1996 and expires on September 30, 1997. During its term, this agreement obligates Paramount Marketing Corp. to consult with and assist the Company in setting up a multi-level marketing plan. In consideration for those services, the Company agreed to pay Paramount Marketing Corp. an aggregate of 108,000 shares of restricted Common Stock (27,000 shares quarterly), which shares of Common Stock have "piggyback" registration rights beginning on the effective date of the agreement.


                                  RISK FACTORS

     An investment in the Company's Common Stock is highly speculative and should only be considered by those persons or entities who can afford the loss of their entire investment. In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business and an investment in shares of the Company's Common Stock. The order in which the following risk factors are presented is not intended to indicate the magnitude of the risks described. Certain statements contained in this Prospectus or in documents incorporated by reference into this Prospectus may constitute forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 (the "1995 Act") in that they relate to events or transactions that have not occurred, expectations or estimates of the Company, growth strategies or business plans of the Company, or other events or facts that have not yet occurred and may be deemed to be forward-looking statements under the 1995 Act. It is the intent of the Company that all such forward-looking statements be protected by the safe harbor provisions of the 1995 Act. The following risk factors contain discussions of important factors that should be considered by prospective investors related to forward-looking statements included in this Prospectus and in the documents incorporated by reference into this Prospectus. These important factors may cause actual results to differ materially from the results contemplated by the forward-looking statements.

     Development Stage; Technological Uncertainty. The Company is a development stage company. Except for the activities of its subsidiary, Volu-Sol, the Company has not produced or marketed any products (other than the marketing launch of the Company's first nutraceutical product Optimune(TM), which marketing launch commenced on July 8, 1996) and, accordingly, has not generated any revenues from any of its pharmaceutical drug candidates and has not begun to generate any revenues to date from the commercialization of Optimune(TM). To date, the Company's resources have been dedicated to the research and development of pharmaceutical drug and nutraceutical product candidates utilizing the Technology and pre-clinical studies and clinical trials on those drug candidates and studies on the Company's only nutraceutical product, Optimune(TM). The Company has developed only two pharmaceutical drug candidates and one nutraceutical product to date. The commercialization of the Company's pharmaceutical drug candidates will require significant additional investment, research and development, pre-clinical and clinical testing, and regulatory approvals, while continued commercialization of the Company's first nutraceutical product will require significant additional investment, research and development, and nutritional studies. There can be no assurance that the Company will be able to develop, produce at a reasonable cost, or market successfully, any of its product candidates. Further, those product candidates may prove to have undesirable or unintended side effects that may prevent and/or limit their commercial use and salability. All of the Company's pharmaceutical drug candidates, including BWPT-301(TM) and BWPT-302(TM), will require regulatory approval before they can be commercialized and will be subject to regulatory oversight upon commencement of commercial use. There can be no assurance that any products that ultimately are developed by the Company will generate substantial revenues or that the Company will ever be profitable.

     History of Operating Losses; Uncertainty of Future Profitability. The Company has incurred significant operating losses since its inception. As of September 30, 1996, the Company had an accumulated deficit of $23,372,299. The Company expects to continue to incur significant operating losses over at least the next 12 months, primarily due to the continued market launch of Optimune(TM) and related marketing expenditures, expansion of the Company's research and development programs, including pre-clinical studies and clinical trials for its existing pharmaceutical product candidates, nutritional studies for its existing nutraceutical product, Optimune(TM), regulatory compliance requirements related to the Company's pharmaceutical drug candidates, studies and trials for other products that the Company or its subsidiaries may develop, and the implementation of programs to market those products that are ultimately approved for distribution, if any. The Company's ability to achieve profitability depends upon its ability to successfully launch Optimune(TM) and discover and develop new products, obtain any necessary regulatory approvals of its proposed products, and enter into agreements for product development, manufacturing and commercialization. There can be no assurance that the Company will ever achieve significant revenues or profitable operations from the sale of its proposed products.

     Need for Additional Funds; Issuance of Securities; Future Dilution. The Company expects to continue to incur significant operating losses over at least the next 12 months, primarily due to the market launch of Optimune(TM) and related marketing expenditures, expansion of its research and development programs, including pre-clinical studies and clinical trials for its existing pharmaceutical drug candidates, nutritional studies for its existing nutraceutical product, Optimune(TM), regulatory compliance requirements relating to its pharmaceutical drug candidates, studies and trials for other products that the Company or its subsidiaries may develop, and the implementation of programs to market those products that are ultimately approved for distribution, if any. Other factors such as extended pre-clinical and clinical trials, difficulty in obtaining regulatory approvals, competition and unforeseen market developments, unforeseen or unexpected difficulties in securing Base Product used in the production of the Company's products from its sole supplier in New Zealand, changes in existing research relationships, the Company's ability to maintain and establish additional collaborative arrangements and unexpected expenditures relating to the Company's operations could result in the Company's need for additional funds sooner than anticipated.

     Notwithstanding revenues that may be produced through sales of Optimune(TM) or other nutraceutical products that may be developed by the Company, the Company anticipates that additional funds will be required to continue the necessary levels of research and development to meet the Company's long-term goals. The Company intends to seek such additional funding through additional public or private financings. There can be no assurance, however, that additional financing will be available, or, if available, that it will be available on acceptable terms or in required amounts. If additional funds are raised by issuing additional shares of the Company's Common Stock, further dilution of the equity ownership of the Company's existing holders of Common Stock may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its drug candidates and/or product development programs, and/or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its product candidates and/or technologies or products that the Company would not otherwise relinquish.

     Dependence on Licensed Technology. The Company is dependent upon the License granted to it by Protein Technology, Inc. ("PTI") for the use of the Technology. The Company's existing pharmaceutical drug candidates (i.e., BWPT-301(TM) and BWPT-302(TM)), Optimune(TM) and all additional products currently under research and development, are derived from and based upon the Technology. The License expires in May 1999, unless the Company, prior to such date, has generated annual gross revenues from the sale of products developed utilizing the Technology of not less than $2 million, in which event the License will be automatically extended until the expiration date of the latest patent to expire covered by the License (including any extensions to such patent registrations). Based on the patents currently licensed thereunder, the License, if so extended, would expire on March 28, 2006. If the License is terminated for any reason, the Company would lose all rights to the Technology, which would have a material adverse effect on the Company's operations and could possibly result in the termination of the Company's business.

     Government Regulation; No Assurance of Product Approval; Extensive Clinical Testing Required. All pharmaceutical products that may be developed by the Company will be subject to stringent government regulations, including, without limitation, those administered by the FDA and state and local counterparts. Similar regulatory frameworks exist in other countries, including Canada, where the Company is also licensed to distribute its products pursuant to the License. The Company is planning to market its pharmaceutical drugs in foreign markets if it becomes licensed to distribute its products outside of the United States and Canada and their territories and possessions, and has already begun to market Optimune(TM), the Company's first nutraceutical product, in certain foreign markets. To date, the Company has completed extensive clinical trials on BWPT-301(TM) pursuant to the submission with the FDA of an IND and has had substantial contact with the FDA concerning such product candidate. The Company has also commenced clinical trials on BWPT-302(TM) pursuant to a second IND, although communications with the FDA concerning such product candidate are at a very early stage. Prior to marketing either of such drug candidates or any other pharmaceutical drug candidate that the Company may develop, such drug candidates must undergo extensive clinical trials and an extensive regulatory approval process. Any denials or delays in obtaining the requisite approvals would likely have a material adverse effect on the Company.

     The pharmaceutical regulatory process includes extensive pre-clinical safety, pharmacology and toxicological testing. Pre-clinical data is required for the filing of an IND with the FDA to conduct clinical testing to establish safety, efficacy, purity and potency of any investigational biological product. With respect to each biologic pharmaceutical product candidate, the developer must initially conduct a limited Phase I (safety) study, then more extensive Phase II studies, followed by a Phase III study. This testing can take several years and require the expenditure of substantial capital and other resources. There can be no assurance that this testing will be completed on a timely basis or at all. Delays or denials of marketing approval are encountered regularly. These delays may be encountered both domestically and abroad. Prior to a company commencing marketing of a pharmaceutical product, it must file a Product License Application ("PLA") and an Establishment License Application ("ELA") with the FDA and be issued the appropriate product license and establishment license. A PLA relates to the product itself, while an ELA relates to the manufacturing facilities to be used to manufacture the product. Both a PLA and an ELA are required before product marketing can begin. There can be no assurance that even after clinical testing, regulatory approval of a PLA or an ELA will ever be obtained. If obtained, PLA and ELA regulatory approval may entail limitations on the indicated uses for which any product may be marketed. Following regulatory approval, if any, a product and its manufacturer are subject to continuing regulatory oversight and review. Later discovery of problems with a product or its manufacturer may result in restrictions on such product or its manufacturer. These restrictions may include withdrawal of the marketing approval for the product. Violation of FDA requirements in general can lead to recall or seizure of products, injunction against production, distribution, sales and marketing, and criminal prosecution, among other sanctions.

     The cost to the Company of conducting extensive human clinical trials for any potential biopharmaceutical product can vary dramatically based on a number of factors, including, but not limited to, the order and timing of clinical indications pursued, the size of the patient population, the number of participating institutions and the number and type of end points subject to data collection. Because of the intense competition in the market in which the Company operates, the Company may have difficulty obtaining sufficient populations or clinician support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly. There can be no assurance that the Company will have sufficient resources to complete the required clinical testing and regulatory review and approval process or that the Company could survive the inability to obtain, or delays in obtaining, such approvals. Moreover, there can be no assurance that clinical testing of the Company's product candidates will provide sufficient evidence of safety and efficacy in humans, that regulatory approvals will be granted for any product candidate, or that it will be economically feasible to commercialize any product candidate for which regulatory approval is ultimately granted.

     In addition, the Company is also subject to the Dietary Supplement Act with respect to its nutraceutical products. The Dietary Supplement Act governs the labeling of and certain other matters related to dietary supplements. While the FDA has adopted regulations that could apply to such supplements, the FDA has decided to date not to enforce certain of those regulations. The FDA has proposed new regulations applicable to nutraceutical products that are anticipated to be adopted in early-1997. While the Company believes it is currently in compliance with the Dietary Supplement Act and the FDA's proposed regulations, there can be no assurance that the proposed regulations will be adopted in the form proposed, that additional legislation will not be adopted in the future to regulate nutraceutical products, or that the Company will be able to comply with any such future laws or regulations.

     Uncertainty Regarding Patents and Proprietary Rights. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The success of the Company will depend in large part on its ability or on the ability of its current licensor under the License, PTI, to defend existing or future patents, and on their ability, and on the ability of the Company's potential future licensors, to maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. Patent protection is highly uncertain and involves complex legal and factual questions and issues. The Company relies on four patents issued to PTI on the Technology and a patent applied for by the Company relating to the enhancement of the Technology, and may also rely on additional United States patents and pending United States and foreign patent applications relating to various aspects of its present product candidates and future product candidates and processes that may be issued in the future. The patent application and issuance process can be expected to take several years and could entail considerable expense to the Company, as it may be responsible for such costs under the terms of any technology agreements. There can be no assurance that patents will issue as a result of any applications or that the existing patents and any patents resulting from such applications, will be sufficiently broad to afford protection against competitors with similar or competing technology. In addition, there can be no assurance that such patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The commercial success of the Company will also depend upon avoiding infringement of any patents issued to competitors. A United States patent application is maintained under conditions of confidentiality while the application is pending, so the Company cannot determine the inventions being claimed in pending patent applications filed by third parties, if any. Litigation may be necessary to defend or enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. Defense and enforcement of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable, and could result in the diversion of substantial resources and management time and attention from the Company's other activities. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties, require the Company to alter its products or processes, or cease altogether any related research and development activities or product sales, any of which may have a material adverse effect on the Company's business, results of operations and financial condition.

     With respect to the patents and other proprietary technology licensed by the Company from PTI, PTI has not provided any representations or warranties to the Company relating to non-infringement of third-party proprietary rights and has not indemnified the Company against any damages or expenses arising out of any such claims of infringement. To the extent that the Technology or any portion thereof is found to infringe the proprietary rights of any other person or entity, the Company could be liable for the payment of substantial damages without the likelihood of any contribution by PTI. Such event could have a material adverse effect on the Company's operations.

     The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. Although the Company has entered into confidentiality agreements with its employees and consultants, no assurance can be given that others will not gain access to those trade secrets, that such agreements will be honored, or that the Company will be able to effectively protect its rights to its trade secrets. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets.

     Technological Changes. The Company currently is engaged in the fields of nutraceuticals, pharmaceuticals and diagnostics, all of which are characterized by extensive research efforts and rapid technological progress and change. New process developments are expected to continue at a rapid pace in both industry and academia. The Company's future success will depend on its ability to develop and commercialize its existing pharmaceutical drug and nutraceutical product candidates and to develop new products. There can be no assurance that the Company will successfully complete the development of any of its existing product candidates or that any of its future products will be commercially viable or achieve market acceptance or success. In addition, there can be no assurance that research and development and discoveries by others will not render some or all of the Company's programs or potential pharmaceutical drug and nutraceutical product candidates uncompetitive or obsolete.

     Dependence on Third-Party Manufacturer; Limited Source of Supply. The Company is dependent on a single third-party manufacturer to manufacture the Base Product used in the production of its product candidates and anticipates the use of third-party manufacturers for the manufacture of the Base Product in connection with the production of all products it may develop, if any, for the foreseeable future. Pursuant to the License with PTI, the Company has agreed to purchase all of its requirements for the Base Product from one supplier, PTI, which, in turn, places orders for such required Base Product with a distributor in New Zealand, which distributor contracts with a single manufacturer to manufacture all of such requirements at its New Zealand facilities. Although the License permits the Company to utilize alternate sources of supply during any period in which PTI is unable to satisfy all of the Company's requirements for the Base Product, in the event PTI or the sole manufacturer of the Base Product fail to supply any or all of the Company's requirements for the Base Product, there can be no assurance that alternate sources of supply will be available to the Company at a reasonable cost or at all, and, if available at a reasonable cost, whether the Company will be able to secure such alternate sources in a timely manner. If such alternate sources of supply are not available on a timely basis or on reasonable economic terms, the Company's results of operations could be severely adversely affected.

     In addition, the manufacturing facilities in which the Company's pharmaceutical products are manufactured must conform to current FDA established Good Manufacturing Practices ("GMP"). Although the New Zealand manufacturing facilities have received a rating from the United States Department of Agriculture with respect to the manufacture of the Base Product for animal applications, those facilities have not, as of the date hereof, received FDA approval necessary for pharmaceutical human applications. The Company has retained a consulting firm to advise it regarding compliance by those manufacturing facilities with current GMP standards for human applications because the Company's pharmaceutical product candidates will be manufactured at those facilities. The Company cannot commence marketing and/or distribution of its pharmaceutical product candidates until the manufacturing facilities have been properly licensed by the FDA, which license cannot be obtained until the facilities meet then-current GMP standards. Those standards must be met on an ongoing basis and the licensed facilities are subject to inspection by the FDA at least once every two years. The failure of the manufacturing facilities to meet such GMP standards in a timely manner could result in delays in the marketing and sale of the Company's pharmaceutical product candidates until modifications are made to comply with such standards. In the event that the New Zealand manufacturer is unable or unwilling to make such changes, the Company would be required to find an alternate source to manufacture its pharmaceutical product candidates. If alternate manufacturing sources are not available on a timely basis or on reasonable economic terms, the Company's results of operations could be materially adversely affected.

     Moreover, the Base Product for Optimune(TM) and possibly certain of the Company's future nutraceutical products that are based on the Base Product, if any, also will be manufactured at that same New Zealand manufacturing facility pursuant to the License with PTI. The New Zealand manufacturing facility currently meets all requirements for the production of the Base Product for Optimune(TM), the Company's first nutraceutical product. While the FDA does not currently regulate the manufacturing facilities for nutraceutical products (other than to require that such facilities comply with its current GMP standards), there can be no assurance that the FDA at some time in the future will not begin regulating such manufacturing facilities. If the FDA were to begin regulating the manufacturing facilities for nutraceuticals and if the New Zealand manufacturing facilities did not meet those standards, the production of the Base Product for Optimune(TM) (or any other nutraceutical product that may be developed) will be delayed until the necessary modifications are made to comply with those standards. If the New Zealand manufacturer were unable or unwilling to make the necessary modifications, the Company would be required to find an alternate source to manufacture the Base Product for Optimune(TM) (or any other nutraceutical product that may be developed that utilizes the Base Product).

     Competition. The Company competes with a number of entities that are currently developing pharmaceutical drugs derived from or that include antibodies extracted from various by-products of cow's milk or colostrum, including several companies that are developing and producing products and product candidates to prevent and/or treat cryptosporidiosis. In addition, the Company competes with a number of other companies that utilize other technologies and that target the same infections, organisms or diseases in humans. Such competitors include numerous academic and research organizations and pharmaceutical and biotechnology companies pursuing production from the colostrum of hyper- immunized cows and/or colostrum-based or colostrum-like drugs (e.g., ImmuCell Corporation and GalaGen, Inc.). Hyper-immunization involves the injection or other exposure of a cow with a particular disease or microorganism and the extraction from the cow's milk or colostrum of the antibodies that are produced by the cow. Many of these competitors have substantially greater capital resources, research and development capabilities, and manufacturing and marketing resources, capabilities and experience than does the Company. The Company's competitors may succeed in developing products that are more effective or less costly than any products that may be developed by the Company, or that gain regulatory approval prior to any of the Company's products.

     The Ross Products Division of Abbott Laboratories, which the Company believes currently dominates the United States market in sales of nutritional supplements and meal replacements, is now marketing two products commercially-- Ensure(R) and Advera(R). Ensure(R) is being marketed to the elderly and others as a nutritional supplement or meal replacement, while Advera(R) is being marketed to people who are HIV positive or have AIDS as a nutritional supplement or meal replacement and as a way to manage their weight loss. Both of those products can be used as either a nutritional supplement or as a meal replacement, depending upon the ability of the person to eat and digest solid foods. Advera(R) is currently being advertised primarily for its weight restoration/maintenance characteristics, and thus is being targeted to the same market at which Optimune(TM) is being targeted, although Optim intends only to market Optimune(TM) as a nutritional supplement (and not as a meal replacement). Accordingly, Optimune(TM) may compete with Advera(R).

     In addition, other companies have competitive pharmaceutical drugs that are in more advanced stages of clinical testing than are the Company's product candidates. The Company also expects that the number of market entrants, and thus its competitors and potential competitors, will increase as more colostrum-based products receive commercial marketing approvals from the FDA or analogous foreign regulatory agencies. Any of these entrants may be more successful than the Company in manufacturing, marketing and distributing their products. There can be no assurance that the Company will be able to compete successfully in any market.

     Uncertainty of Pharmaceutical Pricing and Reimbursement; Health Care Reform. The future revenues and profitability of and availability of capital for biotechnology and biopharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the cost of health care through various means. For example, in certain foreign markets, the profitability of prescription pharmaceuticals is subject to governmental regulation and control. There have been, and there may continue to be, a number of federal and state proposals to implement similar governmental regulation and controls in the United States. It is uncertain what form any health care legislation may take or what actions federal, state and private payors may take, if any, in response to the proposed reforms. The Company cannot predict whether any reforms will ever be implemented, or the effect, if any, of any implemented reform on the Company's business. Moreover, there can be no assurance that any implemented reform will not have a material adverse effect on the Company's results of operations or future performance. The Company's long-term ability to market any of its product candidates successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from public and private health insurers and other organizations. Third-party payors are increasingly challenging and seeking to reduce the cost of medical products and services. The reimbursement status of newly-approved health care products is highly uncertain and, accordingly, there can be no assurance that third-party coverage will enable the Company to maintain price levels sufficient to realize an appropriate return on investment or to operate profitably.

     Dependence on Qualified Personnel; Potential Conflict of Interest; Part-Time Consultants. The Company's success is dependent upon its ability to attract and retain qualified scientific and management personnel. The loss of the services of certain of the principal members of the Company's management and scientific staff, and particularly David G. Derrick, the Company's Chief Executive Officer and Chairman of the Board, Milton G. Adair, the Company's President and a director of the Company, Frank A. Eldredge, Ph.D., the Company's Executive Vice President -- New Product Development, and David O. Lucas, Ph.D., one of the members of the Company's Scientific Advisory Board, could have a substantial adverse effect on the Company. In order to commercialize its products and product candidates, the Company must maintain and expand its personnel, particularly in the areas of clinical trial management and product sales and marketing. The Company faces intense competition for such personnel from other companies, academic institutions, government entities and other research organizations. There can be no assurance that the Company will be successful in attracting and hiring or retaining qualified personnel. Moreover, managing the integration of new personnel and Company growth generally could pose significant risks to the Company's development and progress. The Company relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist the Company in formulating its research and development strategy. All of the Company's consultants and advisors only devote a portion of their time to the business of the Company and may from time to time serve as officers, directors, consultants or advisors to other pharmaceutical or biotechnology companies. There can be no assurance that such other companies will not in the future have interests that conflict with those of the Company. While the Company provides its management and key employees with incentive compensation, including stock options and bonuses, that the Company believes are competitive with incentive compensation provided by other companies in the biopharmaceutical industry, none of the Company's management or key employees other than David G. Derrick, the Company's Chief Executive Officer and Chairman, are retained pursuant to an employment agreement and, therefore, the Company has no assurances as to the commitment of any of such employees for any period of time. All of the Company's employees have entered into confidentiality agreements with the Company not to disclose any of the Company's confidential information.

     Product Liability Exposure; Insurance. Product liability risk is inherent in the testing, manufacture, marketing and sale of the Company's products and product candidates, and particularly the Company's pharmaceutical drugs, and there can be no assurance that the Company will be able to avoid significant product liability exposure. Product liability insurance for the pharmaceutical industry, when available, is extremely expensive. The Company currently maintains a general liability insurance policy with coverage limits of $1 million per occurrence and a product liability insurance policy with coverage limits of $20 million per occurrence, the latter of which insurance policy is required under the License with PTI. There can be no assurance that the Company will be able to maintain such insurance in sufficient amounts to protect the Company against such liabilities at a reasonable cost. In addition, the Company is required to indemnify PTI against any product liability claims incurred by PTI as a result of any products developed and commercialized or sold by the Company. PTI has not made, and is not expected to make, any representations as to the safety or efficacy of the Base Product or as to any products that may be made or used under rights granted pursuant to the License. Any future product liability claim against the Company and/or PTI (with respect to products developed using the Technology) could result in the Company paying substantial damages, which may have a material adverse effect on the business and financial condition of the Company.

     Litigation. On October 12, 1995, a Proposed Class Action Complaint for Violations of the Federal Securities Laws was filed in the United States District Court for the District of Utah, Central Division, by Roman Sterlin (Civil No. 2:95CV-0944G) (the "Complaint"). The Complaint names as defendants the Company, David G. Derrick (the Company's Chief Executive Officer and Chairman of the Board), Aaron Gold (a director of the Company), Charles J. Quantz (a director of the Company), Jack D. Solomon (a founder of the Company and a member of the Company's Business Advisory Board), Genesis Investment Corporation (a shareholder of the Company) and The Institute for Social & Scientific Development, Inc. (a shareholder of the Company). The Complaint, among other things, alleges violations of Sections 10(b), 20(a) and 20A(a) of the 1934 Act, Rule 10b-5 promulgated under the 1934 Act, and general misappropriation of material non-public information. The Company was served with the Complaint on October 26, 1995. On November 27, 1995, the Company filed an Answer to the Complaint and denied the allegations therein. On May 10, 1996, the court ordered the plaintiff to file an Amended Complaint. The plaintiff filed his Amended Complaint on or about August 6, 1996. The Amended Complaint alleges violations of Sections 10(b), 20(a) and 20A(a) of the 1934 Act and Rule 10b-5 promulgated thereunder, and general misappropriation of material non-public information. The Company filed a Motion to Dismiss the Amended Complaint on September 25, 1996. The Company believes that the allegations in the Amended Complaint are baseless and the Company believes it has meritorious defenses. However, at this stage of the litigation the Company is unable, with any degree of certainty, to predict the outcome of the litigation. The Company intends to vigorously defend against this lawsuit.

     Volatility of Stock Price. The market price of the Company's Common Stock, like that of the securities of other biopharmaceutical and biotechnology companies, has been and in the future may be highly volatile. Factors such as announcements by the Company or its competitors concerning technological innovations, new products or procedures developed by the Company or its competitors, proposed governmental regulations and developments in both the United States and foreign countries, disputes relating to patents or proprietary rights, publicity regarding actual or potential results relating to product candidates under development by the Company or its competitors, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant effect on the market price of the Company's Common Stock.

     Limited Trading Volume and Related Matters; Continued NASDAQ Listing. Historically, there has been limited trading volume in the Company's Common Stock. In addition, there can be no assurance that a market will continue to be made or that any securities analysts will provide coverage on the Company's Common Stock. Although the Company currently satisfies the minimum listing requirements for the NASDAQ SmallCap Market, no assurance can be given regarding the Company's continued NASDAQ SmallCap Market listing. If the Company's Common Stock were delisted from the NASDAQ SmallCap Market, holders of Shares would likely find it more difficult to sell their Shares. Accordingly, no assurance can be given that such factors will not adversely affect the market for the Shares.

     Shares Eligible for Future Sale; Registration Rights. As of November 15, 1996, 20,094,490 shares of Common Stock were issued and outstanding, approximately 5,250,000 of which (including the Contract Restricted Shares) were "restricted securities," as that term is defined under Rule 144 of the 1933 Act, and such restricted securities either presently or in the future, may be sold pursuant to registration under the 1933 Act, in compliance with Rule 144 or pursuant to another exemption therefrom. Rule 144, as currently in effect, provides that, in general, a person who has beneficially owned restricted securities for a period of at least two years may, within any three month period, sell in brokerage transactions an amount of "restricted securities" that does not exceed the greater of 1% of the issuer's then-outstanding securities or the average weekly trading volume of the issuer's securities during the four calendar weeks prior to such sale. Rule 144, as currently in effect, also permits, under certain circumstances, the sale of shares without regard to the limitations described above, by non-affiliates of the Company, after holding such shares for at least three years. Of the restricted securities presently outstanding, the majority may currently be sold pursuant to Rule 144.

     In addition, as of November 18, 1996, an aggregate of approximately 2,786,838 shares of Common Stock were issuable upon the conversion of shares of the Company's Series A Preferred, Series B Preferred and Series C Preferred, and 9,321,305 shares of Common Stock were issuable upon exercise of outstanding options and warrants. All of such shares of Common Stock will become eligible for sale in the public market at prescribed times in the future.

     A substantial portion of the shares of Common Stock issuable upon exercise of outstanding options and warrants are subject to registration rights. Accordingly, such shares of Common Stock may be eligible for sale in the public market, prior to the expiration of the two-year holding period currently applicable pursuant to Rule 144 for restricted securities. Conversions of shares of convertible Preferred Stock or sales of significant amounts of the Company's Common Stock could adversely affect the prevailing market price of the Common Stock.

     No Dividends. The Company has never paid cash dividends on its Common Stock or on any of the outstanding Series of Preferred Stock. It is the Company's intention to retain its earnings, if any, to finance the operation and expansion of its business and, therefore, the Company does not expect to pay cash dividends on the Shares in the foreseeable future. The Company is required to pay dividends on its Series A Preferred, Series B Preferred and Series C Preferred, which dividends may either be paid in cash or in additional shares of the respective Series of the Company's Preferred Stock. Any dividends paid in cash on any of the Series A Preferred, Series B Preferred or Series C Preferred will be required to be paid before any cash dividends are paid on the Common Stock.

     Private Securities Litigation Reform Act of 1995. All forward-looking statements contained herein are deemed by the Company to be covered by and to qualify for the safe harbor protection provided by the 1995 Act. Shareholders and prospective shareholders should understand that several factors govern whether any forward-looking statement contained herein will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to the products and the future economic performance of the Company. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (which Annual Report is incorporated herein by reference) sets forth those forward-looking statements and associated risks.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from (i) the issuance of the Series C Conversion Shares upon the conversion of the Series C Preferred, (ii) the issuance of the Contract Warrant Shares following the exercise of the underlying options and warrants, or (iii) the sale of the Series C Conversion Shares, the Contract Warrant Shares or the Contract Restricted Shares by the holders thereof. The Company will, however, receive the exercise price of the options and warrants underlying the Contract Warrant Shares upon the exercise thereof. The exercise prices of the options and warrants that underlie the Contract Warrant Shares range from $1.67 to $4.00. The net proceeds from the exercise of those options and warrants, if any, will be used by the Company for working capital and general corporate operational purposes.


                              SELLING SHAREHOLDERS

     The following table provides information with respect to the Company's Series C Preferred (i.e., CYGNI S.A.) and options and warrants previously issued by the Company to certain of its investors and consultants pursuant to agreements that contain "piggyback" registration rights (i.e., Flurina Development S.A.; Allen & Co, Inc.; Ladenburg, Thalmann & Co, Inc.; William Baquet; A.L. Sarroff; CYGNI S.A.; and Aurora Consultants, L.L.C.). The exercise prices of those options and warrants range from $1.67 to $4.00. In addition, the following table sets forth certain information, as of the date hereof, with respect to shares of restricted Common Stock held by or issuable to certain of the Company's consultants (i.e., J.R. Axelrod & Company; Paramount Marketing Corp.; Consolidated General Ltd.; and Medifin Incorporated). Those shares of Common Stock were issued or will be issued pursuant to agreements that contain "piggyback" registration rights that became effective as of the date of the respective consultant's agreement. See "Recent Developments", above. The holders of the Series C Preferred, those options and warrants and those consultants are, collectively, referred to herein as the "Selling Shareholders."

     Except as otherwise indicated in this Prospectus and with the exception of their ownership of options, warrants and shares of restricted Common Stock of the Company, the Selling Shareholders have no material relationship with the Company. The column labeled "Options and Warrants Owned" includes the shares of Common Stock that underlie options and warrants that have been issued to the consultants listed. The column labeled "Shares of Restricted Common Stock Owned or Issuable" includes shares of restricted Common Stock that have been issued or that are issuable to the consultants listed. The column labeled "Shares of Common Stock Offered" indicates the number of shares of restricted Common Stock owned or issuable upon exercise of options or warrants, which are the only shares of such Selling Shareholders being registered hereunder.



                                                  Shares of
                                                  Restricted        Shares of
                                 Options and     Common Stock     Common Stock
   Selling Shareholder         Warrants Owned   Owned or Issuable    Offered
CYGNI S.A.                               --        2,525,253(1)       2,525,253
Flurina Development S.A.           1,470,588(2)         --            1,470,588
William Baquet                     1,200,000            --            1,200,000
Allen & Company, Inc.              1,000,000            --            1,000,000
Ladenburg, Thalmann & Co., Inc.      600,000            --              600,000
A.L. Sarroff                         500,000            --              500,000
CYGNI S.A.                           500,000(3)         --              500,000
Medifin Incorporated                     --          300,000            300,000
Consolidated General Ltd.                --          200,000            200,000
J.R. Axelrod and Company                 --          180,000            180,000
Paramount Marketing Corp.                --          108,000            108,000
Aurora Consultants, L.L.C.            30,000            --               30,000

-------------------

(1) Represents the number of shares of the Company's Common Stock issuable upon the exercise by CYGNI S.A., the holder of the Series C Preferred, of the conversion right set forth in the Designation of Rights and Preferences related to Series C Preferred as of November 18, 1996, which number of shares is based on the average closing bid prices of the Common Stock on November 13-15, 1996, and is subject to adjustment in accordance with the conversion formula described hereinabove.

(2) Represents the number of shares of the Company's Common Stock issuable to Flurina Development S.A. upon the exercise of warrants issued to Flurina Development S.A. in connection with the Company's offer and sale of shares of Series D Preferred, which number of shares of Common Stock was increased in connection with the offer and sale by the Company of the Series C Preferred.

(3) Represents the number of shares of the Company's Common Stock issuable upon the exercise by CYGNI S.A. of the warrant to purchase a total of 500,000 shares of the Company's Common Stock issued in connection with the offer and sale by the Company of the Series C Preferred.


                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time directly by the Selling Shareholders or by pledges, donees, transferees or other successors-in-interest to the Selling Shareholders. Alternatively, the Shares may be offered from time to time by or through brokers or dealers who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place on the NASDAQ SmallCap Market, including block trades, ordinary brokers' transactions, privately negotiated transactions, or sales through one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales.



                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

      The Company's authorized capital stock consists of 500 million shares of Common Stock, $0.0001 par value per share, and 50 million shares of Preferred Stock, $0.0001 par value per share. As of November 15, 1996, the Company had issued and outstanding 20,094,490 shares of Common Stock; 76,137 shares of Series A Preferred, which were convertible into 228,411 shares of Common Stock; 11,058 shares of Series B Preferred, which were convertible into 33,174 shares of Common Stock; and 5,000 shares of Series C Preferred, which were convertible on that date (using the average closing bid prices for November 13-15, 1996 to calculate the Market Price for purposes of this calculation) into 2,525,253 shares of Common Stock. As of November 15, 1996, the Company had -0- shares of Series D Preferred issued and outstanding.

     Common Stock. Holders of shares of the Company's Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of the shareholders. There is no cumulative voting for the election of directors. Subject to preferences that may be applicable to any issued and outstanding shares of the Company's Preferred Stock, holders of shares of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of all creditors and all payments required to be made with respect to any issued and outstanding shares of the Company's Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their shares of Common Stock into any other securities. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable. As of November 15, 1996, there were 20,094,490 shares of Common Stock issued and outstanding.

     Series A Preferred. As of November 15, 1996, the Company had 76,137 shares of Series A Preferred issued and outstanding, which shares of Series A Preferred can be converted at any time into shares of the Company's Common Stock. The offering price for the Series A Preferred was $5.00 per share, and each share of Series A Preferred (after taking into consideration the stock split effected as a 200% stock dividend effective as of June 14, 1994) is convertible on a one-for-three basis into shares of the Company's Common Stock. Dividends on the Series A Preferred are cumulative at an annual rate of $0.50 per share of Series A Preferred (after adjusting for the June 14, 1994 stock split), payable each year in either cash or additional shares of Series A Preferred at the discretion of the Company's Board of Directors. Once dividends have been paid on the Series A Preferred, holders of Series A Preferred do not participate in dividends paid to holders of shares of Common Stock. Commencing on January 1, 1996, the Series A Preferred became redeemable at the option of the Company at a redemption price of $5.00 per share, plus accrued but unpaid dividends. Upon liquidation, the holders of Series A Preferred are entitled to a liquidation preference of $5.00 per share, plus accrued but unpaid dividends. Each share of Series A Preferred is entitled to one vote for each share of the Company's Common Stock into which the Series A Preferred may be converted and votes with the Common Stock as if it were one class.

     Series B Preferred. As of November 15, 1996, the Company had 11,058 shares of Series B Preferred issued and outstanding, which shares of Series B Preferred can be converted at any time into shares of the Company's Common Stock. The Series B Preferred was offered at $15.00 per share and is convertible into shares of Common Stock on a one- for-three basis (after taking into consideration the June 14, 1994 stock split). Subject to dividends payable on senior securities of the Company, cumulative annual dividends of $1.50 per share of Series B Preferred, payable each year in either cash or additional shares of Series B Preferred, are payable at the discretion of the Company's Board of Directors. Once dividends are paid on the Series B Preferred, holders thereof do not participate in dividends paid to holders of shares of the Company's Common Stock. Commencing on January 1, 1996, the Series B Preferred became redeemable at the option of the Company at a redemption price of $15.00 per share, plus accrued but unpaid dividends. Upon the liquidation of the Company, the holders of the Series B Preferred are entitled to a liquidation preference of $15.00 per share, plus accrued but unpaid dividends (to be paid after the payment of the liquidation preference due on the Company's Series A Preferred). Holders of Series B Preferred are not entitled to voting rights.

     Series C Preferred. As of November 15, 1996, the Company had 5,000 shares of Series C Preferred issued and outstanding, which shares of Series C Preferred could have been converted on that date (using the average closing bid prices for November 13-15, 1996 to calculate the Market Price) into 2,525,253 shares of the Company's Common Stock. The Designation of Rights and Preferences related to the Series C Preferred requires that dividends be paid at the rate of 8% per annum, subject to the rights of the holders of shares of Series A Preferred, Series B Preferred and Series D Preferred, prior to and in preference of any declaration or payment of any dividends on the Common Stock. Dividends on the Series C Preferred may, however, at the option of the Company's Board of Directors, be paid either in cash or in additional shares of Series C Preferred. Subject to certain conversion limitations on the Series C Preferred as set forth in the Series C Preferred Designation of Rights and Preferences, each share of Series C Preferred may be converted into the number of shares of Common Stock determined by dividing $1,000 plus any per share accrued and unpaid regular or special dividends by an amount equal to the Market Price less 25%; provided, however, that the discount from the Market Price shall be 20% for all shares of Series C Preferred converted prior to January 24, 1997.

     Series D Preferred. As of November 15, 1996, the Company had -0- shares of Series D Preferred issued and outstanding. All of the shares of Series D Preferred that had been issued were either converted into shares of the Company's Common Stock during fiscal 1996 or were cancelled on September 30, 1996 in connection with the issuance and sale of the Series C Preferred on that date. The Designation of Rights and Preferences related to the Series D Preferred requires that dividends be paid at the rate of 8% per annum prior to the payment of dividends on any class or series of shares of the Company's equity securities that are junior to the Series D Preferred unless full cumulative dividends have been paid or contemporaneously are declared and paid or set apart for payment on the Series D Preferred. Dividends on the Series D Preferred may, however, at the option of the Company's Board of Directors, be paid in either cash or additional shares of Series D Preferred. Shares of the Company's Series D Preferred were convertible into shares of the Company's Common Stock commencing 40 days after the date of the Series D Preferred Designation of Rights and Preferences determined by dividing $1,000 by an amount equal to the Market Price (as that term is defined in the Series D Preferred Designation of Rights and Preferences) per share of the Company's Common Stock less 25%; provided, however, that shares of Series D Preferred converted within 90 days of the closing date were converted by dividing $1,000 by an amount equal to the lesser of (a) the bid price for the Company's Common Stock on the closing date or (b) the Market Price of the Company's Common Stock less 20%, but in neither event could such denominator be less than $1.60.

     The Company's Board of Directors has the authority, without any further vote or action by the shareholders, to issue additional Series of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares of each such additional Series, and the designation of any such additional Series of Preferred Stock.

     Transfer Agent. The transfer agent for the Company's Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.


                                     EXPERTS

     The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, which are incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                                  LEGAL MATTERS

     Certain legal matters relating to the Shares will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1000 Kearns Building, 136 South Main Street, Salt Lake City, Utah 84101-1685.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


Registration Fee ...................................$  7,504.48
NASD Listing Fee ...................................$  7,500.00
"Blue Sky" Fees and Expenses........................$  2,500.00*
Accounting Fees and Expenses........................$  6,000.00*
Legal Fees and Expenses .............................$15,000.00*
Transfer Agent Fees.................................$    300.00*
Printing Costs......................................$    500.00*
Miscellaneous.......................................$    195.52*
       Total.........................................$39,500.00*
All such fees and expenses will be borne entirely by the Company.
-----------------------

*  Estimated


Item 15.  Indemnification of Directors and Officers.

     Section 78.751 of the Nevada Private Corporations Act, as amended (the "Nevada Act"), permits a corporation organized thereunder to indemnify its directors, officers, employees and agents for certain of their acts. The Company's Amended and Restated Articles of Incorporation (filed with the Nevada Secretary of State on August 4, 1995) have been framed so as to conform to
Section 78.751 of the Nevada Act.

     In general, under the Nevada Act, any director, officer, employee or agent may be indemnified against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding to which such person is a party if that person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that any such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense thereof, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred. Any indemnification must be made by the corporation only after a determination (i) by vote of the stockholders, (ii) by majority vote of a quorum of the independent directors, or (iii) by independent legal counsel, that the applicable standard of conduct was met by the person to be indemnified. The circumstances under which indemnification is granted in connection with an action brought by or on behalf of the corporation are generally the same as those set forth above.

     Under the Nevada Act indemnification may also be granted pursuant to the terms of agreements that may be entered into by the corporation. The Nevada Act also grants Nevada corporations the power to purchase and maintain insurance that protects its officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy of insurance may be obtained by the Company in the future.

     The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws (which were adopted by the Company's Board of Directors on March 22, 1996) provide for indemnification of the officers and directors of the Company as set forth below.



     Article VII of the Company's Amended and Restated Articles of Incorporation provides as follows:

                                   ARTICLE VII
                    Elimination of Liability; Indemnification

          7.1. Elimination of Liability. No director or officer of the Corporation will be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300. In the event that the Nevada Private Corporations Law is amended after the filing of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Law, as so amended.

          7.2. Mandatory Indemnification. The Corporation shall indemnify the directors and officers of the Corporation to the fullest extent permitted by the Nevada Private Corporations Law as the same now exists or may hereafter be amended.

          7.3. Mandatory Payment of Expenses. The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Law.

          7.4. Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article VII shall not apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation, or otherwise affect any right or protection of a director or officer of the Corporation, for or with respect to any acts or omissions of the director or officer occurring prior to the amendment or repeal, except as otherwise required by a mandatory provision of law.

          Article IV of the Company's Amended and Restated Bylaws provides as follows:

                                   ARTICLE IV
                               BOARD OF DIRECTORS

     Section 4.16. Indemnification; Advancement of Expenses. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by the Nevada Private Corporations Act as the same now exists or may hereafter be amended. In the event that the Nevada Private Corporations Act is amended after the filing of the Corporation's Amended and Restated Articles of Incorporation with the Nevada Secretary of State's Office so as to authorize corporate action further eliminating or limiting the personal liability of an officer or director, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Act as so amended. The Corporation shall pay the expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should by ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Act. Any amendment to or repeal of any of the provisions in this
Section 4.16 shall not adversely affect any right or protection of an officer or director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

     Section 4.17. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by the provisions of
Section 4.16 of these Bylaws and Article VII of the Corporation's Amended and Restated Articles of Incorporation.

          In addition, the Company has entered into separate Indemnification Agreements with each of its directors and officers.

Item 16.  Exhibits.

     5.1 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. as to the legality of the Shares registered hereby.

          23.1 Consent of Arthur Andersen LLP

          23.2 Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in
     Exhibit 5.1 hereto).

          24.1 Power of Attorney (contained on page II-24 of this Registration Statement).

Item 17.  Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any Prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs that are contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 25th day of November, 1996.

                                           BIOMUNE SYSTEMS, INC.
                                             (Registrant)

                                          By:    /s/ David G. Derrick
                                                 David G. Derrick
                                                 Its:  Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David G. Derrick as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                Title                           Date

/s/ David G. Derrick       Chief Executive Officer and       November 25, 1996
David G. Derrick           Chairman of the Board of
                           Directors (Principal
                           Executive Officer)

/s/ James J. Dalton        Vice Chairman of the Board        November 25, 1996
James J. Dalton

/s/ Milton G. Adair        President and Director            November 25, 1996
Milton G. Adair

/s/ Michael G. Acton       Chief Financial Officer and       November 25, 1996
Michael G. Acton           Controller (Principal Financial
                           and Accounting Officer)

/s/ Aaron Gold             Director                          November 25, 1996
Aaron Gold

/s/ Charles J. Quantz      Director                          November 25, 1996
Charles J. Quantz

/s/ Thomas Q. Garvey III   Director                          November 25, 1996
Thomas Q. Garvey III

/s/ Christopher D. Illick  Director                          November 25, 1996
Christopher D. Illick

                                  EXHIBIT INDEX


EXHIBIT NO.                DESCRIPTION                                     PAGE

5.1   Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. as to the legality of the Shares registered hereby........................................26

23.1  Consent of Arthur Andersen LLP.........................................27

23.2  Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      (included in Exhibit 5.1 hereto).......................................28

24.1  Power of Attorney (contained on page II-24 of this Registration
      Statement).............................................................29